Exhibit 99.1

Four Oaks Fincorp, Inc. Declares 2010 Third Quarter Dividend

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 17, 2010--Four Oaks Fincorp, Inc. (OTCBB: FOFN), holding company for Four Oaks Bank & Trust Company, today announced that the Board of Directors declared a cash dividend of 1 cent per share payable on or after September 10, 2010, to shareholders of record on August 31, 2010. This dividend is 3 cents per share less than the third quarter 2009 dividend due to reduced earnings caused by the effect of current economic conditions on the bank and our customers. Capital preservation is our highest priority during the current economic crisis. This dividend reduction serves to preserve capital while continuing our long tradition of paying quarterly dividends.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177